Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS FIRST QUARTER 2008 RESULTS

GROSS PROFIT IMPROVES BY MORE THAN 19%

Philadelphia, PA – April 16, 2008.   Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the first quarter ended March 31, 2008.

Net sales in the first quarter grew to $1,863 million, up 8.8% over the $1,713 million in the first quarter of 2007. The increase in sales was primarily due to $119 million from foreign currency translation and also included the pass-through of higher raw material costs in the form of higher selling prices. Approximately 74% of net sales were generated outside the U.S. in the first quarter of 2008.

First quarter gross profit rose 19.1% to $256 million over the $215 million in the 2007 first quarter. As a percentage of net sales, gross profit improved to 13.7% in the first quarter from 12.6% in the first quarter last year. Lower manufacturing costs, ongoing efficiency improvements and $15 million from foreign currency translation primarily drove the improvement.

Selling and administrative expense in the first quarter was $102 million compared to $95 million in last year’s first quarter. The increase reflects foreign currency translation of $6 million.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) grew to $154 million in the first quarter, up 28.3% over the $120 million in the 2007 first quarter. Foreign currency translation increased segment income by $9 million in the first quarter of 2008 compared to the same prior year period. Segment income as a percentage of net sales expanded to 8.3% in the first quarter of 2008 from 7.0% in the same period last year.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “The first quarter results reflect global growth in beverage can volumes with particular benefit from a full quarter of operations by our new beverage can line in Ho Chi Minh City, Vietnam, our new beverage can plant in Phnom Penh, Cambodia, and increased capacity utilization in the Middle East. We also benefited from Americas beverage can volume recovery and its improved mix, as well as continued improvement in European beverage can margins. While the first quarter is traditionally a seasonally smaller sales period, plant productivity and efficiency was high and we believe we are on track for a strong year.”

During the first quarter of 2008, the Company redeemed the remaining $12 million of its U.S. Dollar 9.5% and 10.875% Senior Notes due 2011 and 2013 and the remaining € 18 million ($29 million) of its Euro 10.25% Senior Notes due 2011. The redemption resulted in a charge of $2 million ($2 million net of tax) for repurchase premiums and the write-off of finance fees related to the notes which were repaid prior to their maturity.

Interest expense in the first quarter was $77 million compared to $76 million in the first quarter of 2007. The increase reflects $4 million of foreign currency translation which was offset by lower average debt outstanding.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Net income in the first quarter was $27 million, or $0.17 per diluted share compared to first quarter 2007 net income of $18 million, or $0.11 per diluted share. First quarter 2008 net income includes the net charge of $2 million, or $0.01 per diluted share, for the loss on early extinguishments of debt.

Net debt (a non-GAAP measure defined by the Company as total debt less cash) increased by $557 million from December 31, 2007 with $83 million due to foreign currency translation ($157 million from March 31, 2007) and $45 million due to decreased accounts receivable securitization.

Debt and cash amounts were:

	March 31,	December 31,	March 31
	2008	2007	2007

Total debt	$3,819	$3,437	$3,709
Cash	282	457	278

Net debt	$3,537	$2,980	$3,431

Receivables securitization	$231	$272	$245

Non-GAAP Measures
Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income, cash flow or total debt data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. The Company believes net debt is a useful measure of the Company’s debt levels. Segment income, free cash flow and net debt are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, respectively, and reconciliations to segment income, free cash flow and net debt can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, April 17, 2008 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9457 or toll-free (888) 820-8951 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on April 24. The telephone numbers for the replay are (203) 369-3252 or toll free (800) 337-5610 and the access passcode is 3275.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include the Company’s ability to improve beverage can volumes and margins and to enhance plant productivity and efficiency. Other important factors are discussed under the caption “Forward Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2007 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Statements of Cash Flows, Balance Sheets
and Segment Information follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(in millions, except share and per share data)
	Three months ended March 31,

	2008	2007

Net sales	$1,863	$1,713

Cost of products sold	1,554	1,443
Depreciation and amortization	53	55

Gross profit (1)	256	215

Selling and administrative expense	102	95
Loss from early extinguishments of debt	2
Interest expense	77	76
Interest income	(3)	(3)
Translation and foreign exchange adjustments	4	(1)

Income before income taxes, minority interests and equity earnings	74	48
Provision for income taxes	26	18
Minority interests and equity earnings	(21)	(12)

Net income	$27	$18

Earnings per average common share:
Basic	$0.17	$0.11

Diluted	$0.17	$0.11

Weighted average common shares outstanding:
Basic	159,187,316	162,273,457
Diluted	162,776,273	166,681,273
Actual common shares outstanding	160,280,546	163,440,860

(1) A reconciliation from gross profit to segment income is found on the following page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from gross profit to segment income for the three months ended March 31, 2008 and 2007 follows:

	Three Months Ended March 31,

	2008	2007

Gross profit	$256	$215
Selling and administrative expense	102	95

Segment income	$154	$120

Segment Information

	Three Months Ended March 31,

Net Sales	2008	2007

Americas Beverage	$417	$393
North America Food	185	191
European Beverage	348	281
European Food	488	446
European Specialty Packaging	105	97

Total reportable segments	1,543	1,408
Non-reportable segments	320	305

Total net sales	$1,863	$1,713

Segment Income

Americas Beverage	$42	$37
North America Food	11	10
European Beverage	51	30
European Food	41	38
European Specialty Packaging	1	1

Total reportable segments	146	116
Non-reportable segments	41	34
Corporate and other unallocated items	(33)	(30)

Total segment income	$154	$120

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31,	2008	2007

Assets
Current assets
Cash and cash equivalents	$282	$278
Receivables, net	937	861
Inventories	1,220	1,113
Prepaid expenses and other current assets	115	68

Total current assets	2,554	2,320

Goodwill	2,264	2,200
Property, plant and equipment, net	1,621	1,594
Other non-current assets	961	521

Total	$7,400	$6,635

Liabilities and shareholders’ equity/(deficit)
Current liabilities
Short-term debt	$61	$90
Current maturities of long-term debt	32	41
Other current liabilities	1,909	1,826

Total current liabilities	2,002	1,957

Long-term debt, excluding current maturities	3,726	3,578
Other non-current liabilities and minority interests	1,604	1,560
Shareholders’ equity/(deficit)	68	(460)

Total	$7,400	$6,635

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2008	2007

Cash flows from operating activities

Net income	$27	$18
Depreciation and amortization	53	55
Other, net	(523)	(307)

Net cash used for operating activities (A)	(443)	(234)

Cash flows from investing activities
Capital expenditures	(33)	(44)
Other, net	(7)	(2)

Net cash used for investing activities	(40)	(46)

Cash flows from financing activities
Net change in debt	283	147
Other, net	9	(1)

Net cash provided by financing activities	292	146

Effect of exchange rate changes on cash and cash equivalents	16	5

Net change in cash and cash equivalents	(175)	(129)

Cash and cash equivalents at January 1	457	407

Cash and cash equivalents at March 31	$282	$278

(A)	Free cash flow is defined by the Company as net cash used for operating activities less capital expenditures. A reconciliation from net cash used for operating activities to free cash flow for the three months ended March 31 follows:

Three months ended March 31,	2008	2007

Net cash used for operating activities	($443)	($234)
Capital expenditures	(33)	(44)

Free cash flow	($476)	($278)